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                                                                   EXHIBIT 10.36

                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                          1997 KEY EMPLOYEE STOCK PLAN


         THIS AGREEMENT by Quanex Corporation (the "Company"),

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation 1997 Key Employee Stock Plan" (the Plan);

         WHEREAS, the Board of Directors of the Company retained the right in
Article XI of the Plan to amend the Plan from time to time; and

         WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

         NOW, THEREFORE, Article IV of the Plan is hereby amended and restated in its entirety to provide as follows:

                  The total amount of the Common Stock with respect to which Awards may be granted shall not exceed in the aggregate 400,000 shares. The class and aggregate number of shares which may be subject to the Options granted under this Plan shall be subject to adjustment under
         Section 5.5. The class and aggregate number of shares which may be subject to the Restricted Stock Awards granted under the Plan shall also be subject to adjustment under Section 7.4. Shares may be treasury shares or authorized but unissued shares. If any Award under the Plan shall expire or terminate for any reason without having been exercised in full, or if any Award shall be forfeited, the shares subject to the unexercised or forfeited portion of such Award shall again be available for the purposes of the Plan.


Dated: October 25, 2001